ENVIRONMENTAL OIL PROCESSING TECHNOLOGY, INC.

FOR IMMEDIATE RELEASE:     Tuesday, March 19, 2002

CONTACT:      N. Tod Tripple                              Madeleine Franco
              Environmental Oil Processing                Jordan Richard Assoc.
                 Technology Corporation                   801-463-0305
              208-463-0063                                ir@jordanrichard.com
              fax 208-463-7601
              tripple@environmentaloil.com

ENVIRONMENTAL OIL PROCESSING TECHNOLOGY CORPORATION ENTERS INTO SETTLEMENT AGREEMENT WITH FORMER OWNERS OF SUBSIDIARY

NAMPA, IDAHO--Environmental Oil Processing Technology Corporation (the "Corporation"; OTC "EVOP") announced today that the civil action filed on August 29, 2001 in the U.S. District Court for the District of Colorado by the former owners of the Corporation's wholly owned subsidiary, Project Development Industries, L.L.C. ("PDI") was dismissed on March 12, 2002 and that the parties entered into a Separation Agreement, Settlement Agreement and Mutual Release, dated March 4, 2002 (the "Settlement Agreement"). Pursuant to the Settlement Agreement, the Share Purchase Agreement (the "PDI Purchase Agreement"), entered into in February 1999 by the parties that resulted in the Corporation's acquisition of PDI, was rescinded. As a result of such rescission, the former owners were restored to their original position of ownership of PDI.

In addition, upon payment of certain expenses by the Corporation, (i) PDI shall cancel and deliver a promissory note previously issued by the Corporation in the principal amount of $6.0 million, and PDI shall waive all of its rights under the promissory note; (ii) 4 million shares of common stock of the Corporation held by Grayson M. Evans and/or Evans Investment Group LLC will be returned to the Corporation; and (iii) certain proprietary information regarding the Corporation's plant in Nampa, Idaho and the Reno Power Plant Project shall be delivered to the Corporation by PDI and shall not be used by PDI. It was also agreed that no more than 750,000 shares of the Corporation's common stock held by Grayson Evans and Evans Investment Group shall be sold or transferred during each quarter of each year beginning January 1, 2002. The parties also agreed to terminate the Services Contract between the Corporation and PDI.

The parties agreed to mutually release each other from any and all claims, causes of action, debts, obligations and liabilities, known or unknown related in any way to the PDI Purchase Agreement, related to any performance under the PDI Purchase Agreement and related to any business, operational or financial affairs of either party. As of the date of this release, the Corporation has paid the expenses required under the Settlement Agreement.

ENVIRONMENTAL OIL PROCESSING TECHNOLOGY CORPORATION, with its headquarters in Nampa, Idaho, has developed a process and facilities, which minimize waste oil disposal, as it is known today. The company's plant utilizes proven technology to convert waste oil into environmentally friendly products such as naptha (gasoline), #2 diesel, residuum, burner fuel and cogeneration.

NOTE: Statements in this release that are not strictly historical are forward-looking statements. The Company makes these statements based on information available to it as of the date of this new release and it assumes no responsibility to update or revise such forward-looking statements. Editors and investors are cautioned that such forward-looking statements involve risk and uncertainties that may cause the Company's actual results to differ materially from such forward-looking statements.

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